Exhibit 10.2
EXECUTION VERSION
INDEPENDENT CONTRACTOR CONSULTING AGREEMENT
This INDEPENDENT CONTRACTOR CONSULTING AGREEMENT (this “Agreement”) is entered into as of September 1, 2011, by and between HealthMarkets, Inc., a Delaware company (“HealthMarkets”) and B. Curtis Westen, an individual residing at 759 International Isle Drive, Castle Rock, Colorado 80108 (“Consultant”).
WHEREAS, HealthMarkets desires to retain the services of Consultant and Consultant wishes to provide such services to HealthMarkets.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:
1. Engagement and Services. HealthMarkets engages Consultant on an “as needed” basis, and Consultant accepts such engagement with HealthMarkets, for the Term (as defined in Section 6), to perform legal consulting services (the “Services”). Consultant shall perform the Services in a competent and professional manner and upon the terms and subject to the conditions set forth in this Agreement.
2. Compensation. In consideration for Consultant’s performance of the Services pursuant to this Agreement, HealthMarkets shall pay Consultant seventeen thousand and forty dollars ($17,040) per week for each week of the Term. Consultant shall bill Healthmarkets at the end of each calendar month for the total amount then owing for Services. Payment will be due within fifteen (15) days of receipt of the invoice from Consultant. HealthMarkets shall reimburse Consultant for all reasonable and documented out-of-pocket expenses incurred in furtherance of the Services. Such expenses shall be reimbursable in accordance with established business expense policies of HealthMarkets and shall be paid by HealthMarkets within thirty (30) days of receipt of satisfactory documentation. Except as specifically provided above, Consultant shall be entitled to no other compensation or benefits from HealthMarkets with respect to the Services, shall not be eligible to participate in any employee benefit plans of HealthMarkets or any HealthMarkets Affiliate (as defined below) and shall not be credited with service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of HealthMarkets or any HealthMarkets Affiliate.
3. Records. Consultant shall maintain complete, true and correct records relating to all Services performed under this Agreement for a period of at least seven (7) years or such longer period as may be required by law or regulations. Consultant shall provide to HealthMarkets, at HealthMarkets’ request and at no cost to HealthMarkets, copies of documents supporting all fees and expenses invoiced to HealthMarkets. For the avoidance of doubt, this Section 3 does not imply any required level of Services during the Term.

4. Audit. HealthMarkets will also have the right, at HealthMarkets’ expense and from time to time during the Term of this Agreement and thereafter, to audit all records of Consultant in connection with fees and expenses invoiced to HealthMarkets. For the avoidance of doubt, this Section 4 does not imply any required level of Services during the Term.
5. Taxes. HealthMarkets shall not be obligated to pay any taxes based on Consultant’s income, capital, franchise, or investment, or on any property owned by Consultant.
6. Term. The term of this Agreement (the “Term”) shall commence on August 13, 2011 (the “Effective Date”) and shall continue until December 31, 2011, unless earlier terminated pursuant to Section 9 of this Agreement. The Term of this Agreement may be extended upon mutual written agreement of the parties.
7. No Agency. The parties expressly intend and agree that Consultant shall not be, and shall not hold himself out as being, an agent of HealthMarkets. Consultant shall have no authority to bind HealthMarkets to any agreement or obligation, express or implied.
8. Independent Contractor. The parties expressly intend and agree that Consultant is acting as an independent contractor and not as an employee, affiliate or agent of HealthMarkets. This Agreement shall not be construed as creating a partnership, joint venture, agency or employment relationship. Consultant retains sole and absolute discretion, control, and judgment in the manner and means of carrying out the assignments hereunder. Consultant understands and agrees that he shall not be entitled to any of the rights and privileges established for HealthMarkets’ employees, including, but not limited to, the following: retirement benefits, medical insurance coverage, life insurance coverage, disability insurance coverage, severance pay benefits, paid vacation and sick pay, overtime pay, or any other benefit which HealthMarkets may offer to full or part-time employees. Consultant understands and agrees that HealthMarkets will not pay or withhold from the compensation paid to Consultant pursuant to this Agreement any sums customarily paid or withheld for or on behalf of employees for income tax, unemployment insurance, social security, workers’ compensation or any other withholding tax, insurance, or payment pursuant to any law or governmental requirement, and all such payments as may be required by law are the sole responsibility of Consultant. Consultant agrees to hold HealthMarkets harmless against, and indemnify HealthMarkets for, any of such payments or liabilities for which HealthMarkets may become liable with respect to such matters. HealthMarkets shall have no responsibility for any of Consultant’s debts, liabilities or other obligations, or for the intentional, reckless, negligent or unlawful acts or omissions of Consultant.
9. Termination.
(a) Termination for Breach. In the event of a material breach of this Agreement by either party, the other party may terminate this Agreement immediately upon delivery of written notice to the party in breach.

(b) Fees. Upon the expiration or termination of this Agreement, HealthMarkets shall pay to Consultant any unpaid and undisputed fees due for Services rendered by Consultant as of the date of termination. Fees for any partial week in which Services are performed during the Term will be pro-rated. Consultant shall not have any further entitlement to compensation hereunder.
(c) Return of Materials Upon Termination of Agreement. Upon termination or expiration of this Agreement, Consultant will promptly deliver to HealthMarkets originals and copies of all materials, property, documents, data and other information developed or created in connection with the performance of the Services, belonging to HealthMarkets or pertaining to any Confidential Information (as defined below). Consultant shall not retain any Confidential Information unless specifically authorized to do so in writing by HealthMarkets. Consultant shall not remove from HealthMarkets’ premises or otherwise transfer in any way, including without limitation by electronic means, any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to HealthMarkets or containing or pertaining to any such Confidential Information.
10. Confidential Information.
(a) Definition. For purposes of this Agreement, “Confidential Information” means all information, regardless of the format in which it is provided, of HealthMarkets or its current or future parents, subsidiaries, affiliates (collectively, “HealthMarkets Affiliates”) or its or their suppliers, customers or other parties with whom they do business, which is provided, disclosed, or developed in connection with the parties’ obligations pursuant to this Agreement, whether or not such information is marked “Confidential.” Confidential Information shall include, without limitation (i) HealthMarkets’ trade secrets, methodologies, business plans, supplier, customer and provider lists, customer and provider data, plan or product design, cost and price data, marketing information, software, computer and telecommunications systems, memoranda, papers, letters, e-mail, notes, plans, documentation, records, analyses, studies and all copies thereof, relating to the existing or planned business or technology of HealthMarkets or any HealthMarkets Affiliate; (ii) any Work Product (as hereinafter defined), software in source code or object code, deliverables, processes, specifications, or data developed by Consultant in connection with this Agreement; and (iii) this Agreement and the terms contained herein, including, without limitation, the terms regarding compensation set forth in this Agreement and the Schedules hereto, except to the extent that Consultant is required to disclose such information in accordance with Section 12(f) of this Agreement.
(b) Consultant Obligations. In performing the Services, Consultant may be exposed to Confidential Information. Consultant agrees not to sell, license, transfer, publish, disclose, display or otherwise make available to others, or to use any Confidential Information except for the purpose of providing Services, unless Consultant first obtains the prior written consent of HealthMarkets, or, as applicable, the owner of such Confidential Information. Consultant shall not make, or permit to be made, any copies of Confidential Information, except in connection with the Services. Consultant shall not, and shall not permit, the removal of any Confidential Information (or any copy or summary thereof) from any HealthMarkets site or any other location at which the Services are performed.

(c) HIPAA Business Associate Agreement. Unless and until the parties execute such documents and agreements as may be required to comply with the Health Insurance Portability & Accountability Act of 1996 (“HIPAA”), including without limitation the Standards for Privacy of Individually Identifiable Health Information codified at 45 CFR part 160 and part 164, subparts A and E (the “Privacy Rule”), and other laws controlling the disclosure of health information, Consultant shall not request of or accept from HealthMarkets, and HealthMarkets shall not provide to Consultant, “protected health information” (as defined in the Privacy Rule) unless such information is de-identified in compliance with 45 CFR §164.514.
11. Proprietary Rights.
(a) All results of any Services performed under this Agreement, including without limitation any and all plan or product design, software (including object and source code), deliverables, computer system designs, documentation, know-how, trade secrets, inventions (whether or not patentable or reduced to practice), discoveries, methods, improvements, processes, developments, works of authorship, materials, or data that Consultant makes, conceives, or devises, either solely or jointly, as a result of Services performed hereunder (whether or not such service is completed) (collectively, the “Work Product”), shall be deemed to be a work made for hire and made in the course of the Services rendered hereunder.
(b) All right, title, and interest in and to the Work Product shall vest in HealthMarkets, and Consultant shall have no right, title, or interest in or to such Work Product. To the extent that title to any Work Product may not, by operation of law, vest in HealthMarkets or such Work Product may not be considered work made for hire, all rights, title and interest therein are hereby irrevocably assigned to HealthMarkets. All Work Product shall belong exclusively to HealthMarkets, with HealthMarkets having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Consultant agrees to give HealthMarkets and any person designated by HealthMarkets, reasonable assistance, in connection with any efforts by HealthMarkets to perfect the rights defined in this Section 11(b). Such assistance shall include, without limitation, Consultant’s assistance in the preparation of, and the execution of, any papers that HealthMarkets may deem necessary or helpful for HealthMarkets to obtain, at HealthMarkets’ expense, any patents, copyrights, trademarks or other proprietary rights. HealthMarkets shall reimburse Consultant for reasonable and documented out-of-pocket expenses incurred by Consultant under this provision.
(c) Unless otherwise requested by HealthMarkets, upon the completion of the Services to be performed hereunder or upon the earlier termination of this Agreement, Consultant shall immediately turn over to HealthMarkets all Work Product developed hereunder. All Work Product reduced to tangible form shall bear HealthMarkets’ copyright and trade secret notices, or such other proprietary notice as HealthMarkets may specify.

12. Consultant Warranties. Consultant warrants that:
(a) Consultant has full rights and authority to execute, deliver and perform his obligations under this Agreement.
(b) During the Term of this Agreement, all Services will be performed in accordance with the highest professional standards and in accordance with this Agreement.
(c) HealthMarkets shall receive free, good and clear title to all Work Product provided under this Agreement.
(d) No Work Product provided hereunder, or process or methodology used in performing the Services, infringes or shall infringe on any third party intellectual property right or contractual right.
(e) Consultant shall comply with all applicable federal, state and local laws, regulations, and ordinances, and HealthMarkets’ standards and specifications (as communicated in writing to Consultant), in the performance of his obligations hereunder.
(f) The Consultant hereby represents to HealthMarkets that Consultant is not subject to any employment agreement, non-competition agreement, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Consultant from executing this Agreement or providing services hereunder, or which would in any manner limit or affect his obligations hereunder. The Consultant further represents to HealthMarkets that he has disclosed his relationship with HealthMarkets to any other person or entity to whom Consultant may be required to disclose in accordance with the terms of any agreement or understanding, implied or otherwise.
13. Indemnity.
(a) Consultant agrees to indemnify, defend, and hold harmless HealthMarkets and its parents, subsidiaries, affiliates, officers, directors, and employees, from any and all claims, actions, liabilities, losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) to the extent based on:
(i) infringement of any patent, copyright, trademark, trade secret or other third party intellectual property right or contractual right based on any Work Product or deliverable furnished to HealthMarkets by Consultant pursuant to the terms of this Agreement or the use thereof by HealthMarkets;

(ii) any breach of this Agreement by Consultant; and
(iii) personal injury or damage to property arising out of the fault or negligence of Consultant.
(b) HealthMarkets agrees to indemnify, defend, and hold harmless Consultant from any and all claims, actions, liabilities, losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) to the extent based on any breach of this Agreement by HealthMarkets.
14. Non-Solicitation. During the term of this Agreement and for twelve (12) months following the expiration or termination of this Agreement for any reason, Consultant shall not, whether on his own behalf or on behalf of some other person or entity, (i) hire or seek to hire any person who is at that time an employee of HealthMarkets or any HealthMarkets Affiliate, or who had left the employ of HealthMarkets or any HealthMarkets Affiliate within six (6) months prior thereto, to whom Consultant was introduced as a result of the Services or (ii) directly or indirectly induce or encourage any such employee to leave the employ of HealthMarkets or any HealthMarkets Affiliate. Notwithstanding the foregoing, Consultant may employ in the future any such individuals currently employed or affiliated with HealthMarkets or any HealthMarkets Affiliate who make initial contact by their volition, instead of by initial contact instituted by Consultant, or whose initial contact is through indirect solicitation by general advertisement to the industry at large.
15. Remedies. Consultant acknowledges and agrees that the violation of Sections 10, 11 and 14 above would result in a material detriment to HealthMarkets and would cause irreparable harm to HealthMarkets, and that HealthMarkets’ remedy at law for any such violation would be inadequate. In recognition of the foregoing, Consultant agrees that, in addition to any relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity of proof of actual damages, HealthMarkets shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.
16. Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations relating thereto or an except to Section 409A of the Code. For purposes of compliance with Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation, and in not event may Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit.

17. Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. HealthMarkets and Consultant agree that any dispute or claim arising from this Agreement shall be heard in the appropriate state or federal court in the State of Delaware, and the parties hereby irrevocably submit to the jurisdiction of such courts.
18. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.
19. Successors and Assigns. The rights and obligations of HealthMarkets under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of HealthMarkets. Consultant shall not be entitled to assign any of Consultant’s rights or obligations under this Agreement in whole or in part, and any attempt to make such assignment shall be void. HealthMarkets may assign this Agreement, or any right or obligation hereunder, upon written notice to Consultant, to any HealthMarkets Affiliate without the consent of Consultant.
20. Entire Agreement. This Agreement (including any attached Schedules and Exhibits), along with the Separation Agreement, dated as of August 25, 2011, sets forth the complete understanding of the parties with respect to the appointment of Consultant and supersedes any and all prior or contemporaneous communications, discussions, agreements, understandings, promises, and/or representations made by either party to the other, whether oral, written, or in any other form, not expressly included herein.
21. Notices. All notices, requests, demands and other communications provided for herein shall be in writing, shall be delivered by hand, mailed by registered or certified first-class mail, return receipt requested, postage prepaid or by telecopier or overnight courier (with proof of delivery requested), shall be deemed given when received and shall be addressed to the parties hereto at their respective address listed below or to such other persons or addresses as the relevant party shall designate as to itself or himself from time to time in writing delivered in like manner:
If to HealthMarkets, to:
HealthMarkets, Inc.
9151 Boulevard 26
North Richland Hills, Texas 76180
Attention: Secretary
If to Consultant, to:
B. Curtis Westen
At the address last on the records of HealthMarkets

22. Severability. If any provision of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, the remainder of the Agreement shall remain valid and enforceable and the invalid portion shall be amended only to the extent necessary to render it valid and enforceable.
23. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
24. Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.
25. Survival. Sections 3, 4, 8, 9(b) and (c), 10, 11, 13, 14, 17, 21 and this Section 25 shall survive any termination or expiration of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
_____________________________
B. Curtis Westen
HEALTHMARKETS, INC.

By:	______________________
Name:	______________________
Title:	______________________
Date:	______________________